Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Ambac Financial Group, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that based upon the recommendation of management, the Board of Directors hereby approves the name change from “Ambac Financial Group, Inc.” to “Octave Specialty Group, Inc.” and directs management to amend the Corporation’s Certificate of Incorporation and by-laws to reflect this change, to be effective upon the filing of the Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State, so that, as amended, said Article shall be and read as follows:
ARTICLE I
NAME
The name of the corporation is Octave Specialty Group, Inc. (the "Corporation").
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The amendment is effective as of November 10, 2025 at 4:15 pm ET.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of November, 2025.

By:	/s/ William J. White
Authorized Officer
Title:	Secretary
Name:	William J. White
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